SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 14D-1


                   TENDER OFFER STATEMENT PURSUANT TO SECTION
                 14(d)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No.  )
                               -------------------


                 ENEX OIL & GAS INCOME PROGRAM V, SERIES, 5 L.P.
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                       (Name of Subject Company [Issuer])
                        ENEX RESOURCES CORPORATION
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                                    (Bidder)

                  $500 "units" of limited partnership interests
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                         (Title of Class of Securities)

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                      (CUSIP Number of Class of Securities)

                         R. E. Densford, Vice President
                           ENEX RESOURCES CORPORATION
                                  800 Rockmead
                         Three Kingwood Place, Suite 200
                               Kingwood, TX 77339
                                 (713) 358-8401
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 (Name, address and Telephone Number of Person Authorized to Receive Notices
                     and Communications on Behalf of Bidder)

                            CALCULATION OF FILING FEE



             Transaction
             Valuation                            Amount of Filing Fee
               $621,522                                $124.30


  X        Check box if any part of the fee is offset as  provided  by Rule 0-11
           (a) (2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


Amount Previously Paid: $5,712.80 1
                                Filing Party: Enex Consolidated Partners, L.P.
 Form or Registration No.:Form S-4 Date Filed: August 12, 1996



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           1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.
            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

          2 Set forth the amount on which the filing fee is calculated and state how it was determined.

Schedule 14D-1                   Forms                                 7116
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 CUSIP NO. _________________      14D-1                        Page 1 of 1 Pages
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1        NAME OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Enex Resources Corporation
2        CHECK THE APPROPRIATE BOX IF A MEMBER OR A GROUP*           (a) X
                                                                     (b) o
3        SEC USE ONLY

4        SOURCE OF FUNDS*
          AF
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2 (e) or 2 (f)                                          o

6        CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          130 UNITS
8        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES*                                                         o

9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
          5.3%
10       TYPE OF REPORTING PERSON*
          CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!